[SPECTRUM LAW GROUP LETTERHEAD]



File No.: 10035.03



                                                                     Exhibit 5.1

                                  July 22, 2004

ZannWell, Inc.
1549 N. Leroy Street, Suite D-1000
Fenton, Michigan 48430

Gentlemen:

      As special counsel for ZannWell, Inc., a Nevada corporation formerly known as USA Telcom Internationale (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about July 23, 2004 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 207,500,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the Amended and Restated 2004 ZannWell, Inc. Employee Stock Incentive Plan and the Amended and Restated ZannWell, Inc. 2004 Non-Employee Directors and Consultants Retainer Stock Plan (each a "Plan" and collectively the "Plans").

      Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

      We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ Spectrum Law Group, LLP